UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 9, 2008
Date of Report (Date of earliest event reported)

EMCORE CORPORATION
Exact Name of Registrant as Specified in its Charter

New Jersey	0-22175	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

10420 Research Road, SE, Albuquerque, New Mexico  87123
Address of principal executive offices, including zip code

(505) 332-5000
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On April 9, 2008, EMCORE Corporation (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”)  with Intel Corporation ("Seller") to acquire the enterprise and storage assets of Intel’s Optical Platform Division as well as the Intel® Connects Cables business. The Company will issue 3.7 million shares of restricted stock for the acquisition, with certain adjustments based on the Company’s stock price twelve months after the closing of the transaction. The assets include intellectual property, inventory, fixed assets and technology relating to optical transceivers for enterprise and storage customers, as well as optical cable interconnects for high-performance computing clusters.

The Company and Seller each made certain representations, warranties and covenants in the Agreement, including, among others, covenants by Seller to use commercially reasonable efforts to preserve intact the assets to be transferred to the Company and to refrain from taking certain non-ordinary course transactions during the period before consummation of the transaction.

Consummation of the transaction is subject to certain conditions.  The parties have agreed to enter into a transition services agreement under which Seller will provide selected services to the Company for a limited period after closing.  The parties have also entered into an intellectual property agreement under which Seller will license, subject to certain conditions, certain related intellectual property to the Company in connection with the Company’s use and development of the assets being transferred to it.

The Agreement contains termination rights for both the Company and Seller including a provision allowing either party to terminate the Agreement if the transaction has not been consummated by April 25, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION
Dated: April 15, 2008	By: /s/ Adam Gushard Name: Adam Gushard Title: Interim Chief Financial Officer